Exhibit 99

Paul R. Hays	Keith A. Butler
President & COO	Vice President and CFO
858-451-3771 x1401	858-451-3771 x1413
paulh@synbiotics.com	keith@synbiotics.com

SYNBIOTICS ANNOUNCES THE AVAILABILITY OF WITNESSñ HW

San Diego, California: January 14, 2004—Synbiotics Corporation (OTCBB: SBIO) today announced the USDA approval of their Witness® HW in-clinic veterinary diagnostic for the detection of heartworm infection in dogs. The heartworm test rejoins Synbiotics’ Witness® line of veterinary products that includes Witness® Relaxin, a pregnancy test for dogs and cats.

Synbiotics has been a leader in heartworm diagnostics since 1985. Their Witness® HW kit rejoins DiroCHEK® , Synbiotics’ canine and feline heartworm microwell test, as one of the premier heartworm diagnostics available today.

“Witness® HW, with its new American supply manufacturer, exceeds the quality expectations of our veterinary customers and meets the strict requirements of the USDA,” according to Paul Hays, President and COO of Synbiotics. “We are pleased that our new relationship with a local company, with a proven record in the manufacture of high performance immunoassays, has so quickly enabled us to resume the supply of Witness® HW with the same Synbiotics antibodies as always. Our heartworm product will soon be followed by Witness® FeLV and Witness® CPV diagnostics for feline leukemia virus and canine parvovirus, respectively.”

Synbiotics Corporation develops, manufactures and markets veterinary diagnostics, instrumentation and related products for the companion animal, large animal and poultry markets worldwide. Headquartered in San Diego, California, Synbiotics manufactures and distributes its products through its operations in San Diego, CA, and Lyon, France. For information on Synbiotics and its products, visit the Company’s website at www.synbiotics.com.

With the exception of historical matters, the issues discussed in this press release are forward-looking statements that are subject to the risks and uncertainties that could cause actual results to differ materially from those anticipated in the forward-looking statements, including competition from larger companies, reliance on third-party manufacturers and distributors, possible technology improvements by others, the ability to assimilate acquired businesses, the continued effect on the business from our 2002 lack of liquidity, the seasonality of major portions of the Company’s business and other risks set forth in Synbiotics Corporation’s filings with the Securities and Exchange Commission, particularly Form 10-K for the year ended December 31, 2002. These forward-looking statements represent Synbiotics Corporation’s judgment as of the date of the release. Synbiotics Corporation disclaims, however, any intent or obligation to update these forward-looking statements.

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